December 8, 1983

Putnam Corporate Cash Trust-Diversified Strategies Portfolio
One Post Office Square
Boston, MA 02109

Gentlemen:

     In connection with your sale to us today of2,051,282 shares of beneficial interest (the "Shares") in Putnam Corporate Cash Trust-Diversified Strategies Portfolio (the "Fund"), we understand that: (i) the Shares have not been registered under the Securities Act of 1933, as amended; (ii) your sale of the Shares to us is in reliance on the sale's being exempt under
Section 4(2) of the Act as not involving any public offering; and
(iii) in part, your reliance on such exemption is predicated on our representation, which we hereby confirm, that we are acquiring the Shares for investment and for our own account as the sole beneficial owner hereof, and not with a view to or in connection with any resale or distribution of any or all of the Shares or of any interest therein. We hereby agree that we will not sell, assign or transfer the Shares or any interest therein except upon repurchase or redemption by the Fund unless and until the Shares have been registered under the Securities Act of 1933, as amended, or you have received an opinion of your counsel indicating to your satisfaction that such sale, assignment or transfer will not violate the provisions of the Securities Act of 1933, as amended, or any rules and regulations promulgated thereunder.

     We further agree, pursuant to the requirements of the Staff of the Securities and Exchange Commission, that if any of the Shares are redeemed during the first five years of the Fund's operations by any holder thereof, the redemption proceeds will be reduced by the amount of the then unamortized organizational expenses in the same ratio as the number of Shares redeemed bears to the number of Shares held at the time of redemption.
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     This letter is intended to take effect as an instrument
under seal, shall be construed under the laws of Massachusetts, and is delivered at Boston, Massachusetts, as of the date written above.

                              Very truly yours,

                              THE PUTNAM MANAGEMENT COMPANY, INC.

                              By:  -----------------------------
                                   Lawrence J. Lasser, President

























NF-40.94